Exhibit 8.1

Form of Tax Opinion of Gibson, Dunn & Crutcher LLP

[●]

Fast Acquisition Corp. II

109 Old Branchville Road

Ridgefield, CT 06877

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Fast Acquisition Corp. II, a Delaware corporation (“FAST II”), in connection with the (1) proposed merger of FAST II with and into Falcon’s Beyond Global, Inc., a Delaware corporation (“Pubco,” and that merger, the “SPAC Merger”) with Pubco surviving the SPAC Merger and (2) proposed merger of Palm Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), with and into Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company,” and that merger, the “Acquisition Merger”; the Acquisition Merger, together with the SPAC Merger, the “Transactions”), with the Company surviving and becoming a wholly owned subsidiary of Pubco, pursuant to the Amended and Restated Agreement and Plan of Merger by and among FAST II, the Company, Pubco, and Merger Sub, dated as of January 31, 2023 (as may be further amended or supplemented from time to time through the date of this letter, the “Agreement”).1 At your request, and in connection with the filing of the Form S-4 (Registration No. 333-269778) on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion set forth below. Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Agreement or the Registration Statement, as applicable.

In rendering our opinion, we have examined the Agreement, the Registration Statement, the proxy statement/prospectus contained in the Registration Statement (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this letter will be waived by any party, (iii) the statements concerning the Transactions and the parties set forth in the Agreement and in the Registration Statement are true, complete, and correct, (iv) the statements and representations made by FAST II, the Company, and Pubco in their respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this letter (the “Officer’s Certificates”) are true, complete, and correct as of the date of this letter and will remain true, complete, and correct at all times up to and including the SPAC Merger Effective Time, (v) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without regard to such qualification, and (vi) FAST II, the Company, Pubco, Merger Sub, and their respective subsidiaries will treat the SPAC Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

[1]	Unless indicated otherwise, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).

Fast Acquisition Corp. II

[●], 2023

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the SPAC Merger will qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code and the conversion of FAST II Class A Common Stock into Pubco Class A Common Stock and Pubco Preferred Stock will qualify as a recapitalization within the meaning of section 368(a)(1)(E) of the Code, with the U.S. federal income tax consequences to U.S. Holders and non-U.S. Holders (each as defined in the Registration Statement) set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”

We express no opinion on any issue relating to the tax consequences of the Transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform FAST II of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this letter in connection with the filing of the Registration Statement, and this letter may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,